EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

PacWest Bancorp

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-107636, 333-138542, 333-162808 and 333-181869, Form S-3 No. 333-157789, and Form S-4 No. 333-185356) of PacWest Bancorp of our report dated March 18, 2013, relating to the consolidated financial statements of First California Financial Group, Inc. as of December 31, 2012 and 2011 and for each of the three years in the period ended December 31, 2012, and the effectiveness of internal control over financial reporting as of December 2012, which appears in the Annual Report on Form 10-K and which is incorporated by reference in this Current Report on Form 8-K/A.

/s/ Moss Adams LLP

Portland, Oregon

August 15, 2013